EXHIBIT 4.1


                                                                  EXECUTION COPY



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                              STARCRAFT CORPORATION



                                   $15,000,000


           Convertible Subordinated Promissory Notes due July 1, 2009




                                ________________


                      CONVERTIBLE SENIOR SUBORDINATED NOTE

                               PURCHASE AGREEMENT


                                ________________




                               Dated July 12, 2004






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                              STARCRAFT CORPORATION
                                  P.O. BOX 7903
                            1123 SOUTH INDIANA AVENUE
                              GOSHEN, INDIANA 46526
                            Telephone: (574) 534-7827
                            Facsimile: (574) 534-1238



         8.5% Convertible Subordinated Promissory Notes due July 1, 2009



                                                                   July 12, 2004

To Each of the Purchasers Listed in
  the Attached Schedule A

Ladies and Gentlemen:

     Starcraft Corporation, a corporation organized under the laws of the State of Indiana (the "Company"), agrees with each of the purchasers listed in the attached Schedule A (the "Purchasers") as follows:

ARTICLE 1. AUTHORIZATION OF ISSUANCE OF NOTES.

     The Company has authorized the issue and sale to the Purchasers of $15,000,000 in aggregate principal amount of its 8.5% Convertible Subordinated Promissory Notes due July 1, 2009 (the notes being referred to herein as the "Notes"). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by each Purchaser and the Company. The Notes shall bear the legend set forth on the form of the Note set out in Exhibit 1 and shall include such other notations, legends or endorsements as required by law. The Notes are convertible into shares of the Company's Common Stock, without par value (the "Common Shares"). The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Agreement and, accordingly, each of the Purchasers and the Company, by its respective execution and delivery of this Agreement, expressly agree to the terms and provisions thereof and to be bound thereby.

ARTICLE 2.        SALE AND PURCHASE OF NOTES.

     Sale and Purchase. Subject to the terms and conditions of this purchase agreement (the "Purchase Agreement"), the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the Company, the aggregate principal amount of the Notes set forth opposite the Purchaser's name on Schedule A at a purchase price equal to 100% of the principal amount of the Notes (the "Purchase Price"). The obligations hereunder of each Purchaser are several and not joint, and each of the Purchasers shall have no obligation and no liability to any Person for the performance or nonperformance hereunder by any other Purchaser.

     Section 2.1 Restricted Securities. Each Purchaser, and each subsequent holder of any Securities (as defined in Section 6.1, below), by such Purchaser's or the subsequent holder's acceptance thereof agrees that no transfer or sale (including, without limitation, by pledge or hypothecation) of Securities by any holder of Securities which is otherwise permitted hereunder, other than a transfer or sale to the Company, shall be effective, unless the transfer or sale is made:

          (a)  pursuant  to  an  effective   registration  statement  under  the
     Securities Act of 1933, as amended (the "Securities Act"), and a valid qualification under applicable state securities or "blue sky" laws; or

          (b) without the registration or qualification as a result of the availability of an exemption therefrom and, if requested by the Company, counsel for such holder of Securities shall have furnished the Company with an opinion, satisfactory in form and substance to the Company, to the effect that no registration is required because of the availability of an exemption from the registration requirements of the Securities Act.

     Section 2.2 Registration Rights. Each Purchaser will be entitled to the benefits of a Registration Rights Agreement dated the Closing Date (as hereinafter defined) between the Company and the Purchasers (the "Registration Rights Agreement"), pursuant to which the Company agrees to file a Shelf
Registration Statement (as defined in the Registration Rights Agreement) with the U.S. Securities and Exchange Commission (the "Commission") registering the resale by each Purchaser of the Common Shares issued to it upon conversion of the Notes or as payment thereon under Rule 415 of the Securities Act.

ARTICLE 3. CLOSING.

     The sale and purchase of the Notes contemplated hereby shall occur at the offices of Messerli & Kramer P.A., 150 South Fifth Street, Suite 1800, Minneapolis, Minnesota at 9:00 a.m. (Central Time), (the "Closing") or on such other business day as may be agreed upon by the Company and the Purchasers in writing. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by the Purchaser in a single Note dated the date of the Closing (the "Closing Date") and made payable to the Purchaser, against delivery by the Purchaser to the Company of the Purchaser's Purchase Price, by wire transfer of immediately available funds for the account of the Company to the account specified to the Purchasers in writing by the Company.

ARTICLE 4. CONDITIONS TO CLOSING; TERMINATION.

     Section 4.1 Conditions to Purchaser's Obligation to Close. Each Purchaser's obligation to purchase and pay for the Notes to be sold to that Purchaser at the Closing is subject to the fulfillment to the Purchaser's satisfaction, prior to or at the Closing of the following conditions:

          (a) The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

          (b) The Company shall have  delivered  the Notes and the  Registration
     Rights   Agreement   (together  with  this  Agreement,   the   "Transaction
     Documents"), duly executed by the Company.

          (c) The Company shall have obtained the Required Consents (as defined in Section 5.4(c)).

          (d) The Company shall have paid Gary S. Kohler and Scot W. Malloy, together, a $225,000 cash origination fee related to the transactions contemplated hereby.

          (e) Barnes & Thornburg LLP, legal counsel to the Company, shall have delivered an opinion to the Purchasers with respect to such matters and in such form as is acceptable to the Purchasers in their reasonable discretion.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The  Company   represents  and  warrants  the  following  to  each  of  the
Purchasers, as of the date hereof:

     Section 5.1 Organization; Power and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana. The Company's only subsidiaries are the subsidiaries listed on Schedule 5.1 (the "Subsidiaries"). Except as indicated on Schedule 5.1, each Subsidiary is duly organized, validly existing and, as applicable, in good standing, under the laws of its jurisdiction of organization. Each of the Company and the Subsidiaries has the respective corporate, limited liability company or partnership power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts or proposes to transact. The Company has the requisite corporate power and authority to execute and deliver the Transaction Documents, to sell and issue the Common Shares upon conversion of the Notes and to perform the provisions hereof and thereof. Each of the Company and the Subsidiaries is duly qualified and is authorized to do business and, as applicable, is in good standing in each jurisdiction in which the nature of its respective activities and of its respective properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to be so qualified would not have a materially adverse effect on the Company and its Subsidiaries or their businesses, operations, financial condition, assets or properties taken as a whole (referred to hereafter as a "Material" adverse effect).

     Section 5.2 Capitalization. The Company is authorized to issue 2,000,000 shares of Preferred Stock, no par value, of which no shares are outstanding, and 20,000,000 shares of Common Stock, no par value, of which 8,853,191 shares are issued and outstanding. Except as set forth on Schedule 5.2 or in the Company's current, quarterly, annual and other periodic filings (the "SEC Reports") filed with the Commission or in other documents delivered to the Purchasers, their attorneys or agents in connection herewith, the Company has no outstanding options, warrants or other rights to acquire any capital stock, or securities convertible or exchangeable for capital stock or for securities themselves convertible or exchangeable for capital stock (together, "Convertible Securities"). Except as set forth on Schedule 5.2 or in the SEC Reports, the Company has no other agreement or commitment to sell or issue any shares of capital stock or

Convertible Securities. All issued and outstanding shares of the Company's capital stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) are free from any preemptive and cumulative voting rights and (iv) were issued pursuant to an effective registration statement filed with the Commission and applicable state securities authorities or pursuant to valid exemptions under federal and state securities laws. Except as set forth on Schedule 5.2, or in the SEC Reports, there are no outstanding rights of first refusal or voting or shareholder agreements of any kind relating to any of the Company's securities to which the Company or any of its executive officers and directors is a party or as to which the Company otherwise has knowledge. When issued in compliance with the conversion provisions of the Notes, the Common Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Common Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. Notwithstanding the foregoing, the issuance of Common Shares in payment of interest or principal on the Notes pursuant to the provisions of Article 9 thereof is subject to further authorization of such issuance at the time by the Board of Directors or a committee thereof.

     Section 5.3 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of the Transaction Documents, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Common Shares upon conversion of the Notes has been taken. The Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company, and each of the Transaction Documents constitutes, and upon execution and delivery thereof each will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether the enforceability is considered in a proceeding in equity or at law). The sale of the Common Shares upon conversion of the Notes is not and will not be subject to any preemptive rights or rights of first refusal. Notwithstanding the foregoing, the issuance of Common Shares in payment of interest or principal on the Notes pursuant to the provisions of Article 9 thereof is subject to further authorization of such issuance at the time by the Board of Directors or a committee thereof.

     Section 5.4 Compliance with Laws and Other Instruments. Except as disclosed in the SEC Reports, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any Governmental Authority (as defined in Section 5.5) in respect of the conduct of its business or the ownership of its properties that would Materially and adversely affect the Company. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would Materially and adversely affect the Company, and the Company believes it can obtain any similar authority for the conduct of its business as planned to be conducted.

     Except as disclosed in the SEC Reports, the Company is not in violation or default of any term of its Articles of Incorporation or Code of By-laws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any statute, rule or regulation applicable to the Company which violation would, in any such case, Materially and adversely affect the Company. The execution, delivery and performance by the Company of the Transaction Documents, and the sale and issuance of Common Shares upon conversion of the Notes, will not (with or without the passage of time or giving of notice):

          (a) violate, result in any breach of, or constitute a default under, or result in the creation of, any mortgage, pledge, lien, encumbrance, or charge in respect of any property of the Company;

          (b) cause the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to, the Company, its business or operations or any of its assets or properties;

          (c) except as expressly described in Schedule 5.4, require the consent of any third party (the "Required Consents"), with respect to (i) any indenture, loan or credit agreement, mortgage, deed of trust or other agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound, in each case that is Material or (ii) the Articles of Incorporation or Code of By-laws of the Company;

          (d) violate or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority (as defined in Section 5.5) that is applicable and Material to the Company; or

          (e) violate any provision of any statute or other rule or regulation of any Governmental Authority that is applicable and Material to the Company.

     Section 5.5 Governmental Authorizations. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of Transaction Documents, other than customary notice filings under Commission Regulation D and applicable blue sky laws and the registration of the Common Shares as contemplated in the Registration Rights Agreement. For purposes of this Agreement "Governmental Authority" means the government of (a) the United States of America or any state or other political subdivision thereof, or (b) any jurisdiction in which the Company or any of its subsidiaries conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any of its subsidiaries.

     Section 5.6 Disclosures. The Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2003 (the "Most Recent Annual Report"), the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 28, 2003 and March 28, 2004 (the "Quarterly Reports," with March 28, 2004 being the "Latest Statement Date" and the consolidated financial statements at and for the three months then ended being the "Latest Financial Statements"), and the Company's Current Reports on Form 8-K, in each case filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (but excluding information contained in any Current Reports on Form 8-K that was furnished but not filed with the Commission) (collectively the "Exchange Act Filings") fairly describe, in all Material respects, the general nature of the business and principal properties of the Company. None of this Agreement or any of the Exchange Act Filings contains any untrue statement of a Material fact or omits to state any Material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as expressly described in Schedule 5.6 or in the SEC Reports or in other documents delivered to the Purchasers, their attorneys or agents in connection herewith, since March 28, 2004, there has been no change in the financial condition, operations, business or properties of the Company that is Material. There are no facts that (individually or in the aggregate) Materially and adversely affecting the Company that have not been set forth in the Transaction Documents, the SEC Reports or in other documents delivered to the Purchaser or its attorneys or agents in connection herewith.

     Section 5.7 Financial Statements. The Company's audited consolidated financial statements filed as part of the Most Recent Annual Report and the Company's unaudited consolidated financial statements filed as part of the Quarterly Reports (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments) and in accordance with the rules and regulations of the Commission.

     Section 5.8 Liabilities. The Company has no Material liabilities and, to the best of its knowledge, the Company knows of no Material contingent liabilities, not disclosed in the Latest Financial Statements or SEC Reports, except current liabilities incurred in the ordinary course of business subsequent to the Latest Statement Date that have not been, either in any individual case or in the aggregate, Materially adverse.

     Section 5.9 Certain Agreements and Actions. Except as disclosed on Schedule
5.6 or in the SEC Reports, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) since the Latest Statement Date, incurred any indebtedness for money borrowed or any other material liabilities out of the ordinary course of business, (iii) made any loans or advances to any person, other than ordinary advances for travel or entertainment expenses or
(iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

     Section 5.10 Obligations of or to Related  Parties.  Except as disclosed on
Schedule 5.10 or in the SEC Reports, there are no obligations of the Company to officers, directors, shareholders, employees or consultants of the Company, or to any members of their immediate families or other affiliates, other than (i) for payment of salary for services rendered since the commencement of the Company's most recent payroll period, (ii) reimbursement for expenses reasonably incurred on behalf of the Company and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). Except as disclosed on Schedule 5.10 or in the

SEC Reports, none of the officers, directors, shareholders, employees or consultants of the Company, or any members of their immediate families or other affiliates, are indebted to the Company or have any direct or indirect ownership interest in any firm, corporation or other entity with which the Company is affiliated or with which the Company has a business relationship, or any firm, corporation or other entity that competes with the Company. Except as disclosed in the SEC Reports, no officer, director, shareholder, employee or consultant of the Company, or, to the Company's knowledge, any member of their immediate families or other affiliates, is, directly or indirectly, interested in or a party to any Material contract with the Company. Except as disclosed on Schedule
5.10 or in the SEC Reports, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

     Section 5.11 Title to Properties and Assets;  Liens. Except as set forth on
Schedule 5.11 or in the SEC Reports, the Company has good and marketable title to its properties and assets, including the properties and assets reflected in the Latest Financial Statements and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) those resulting from taxes that have not yet become delinquent, (ii) minor liens and encumbrances that do not materially detract from the value of the property subject thereto or materially impair the operations of the Company
(iii) those that have otherwise  arisen in the ordinary  course of business,  or
(iv) liens securing Senior Indebtedness (as defined in Section 7.6(a)(xxii) below). All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, reasonable wear and tear excepted.

     Section 5.12 Patents and Trademarks. Except as set forth on Schedule 5.12 or in the SEC Reports, the Company owns or licenses all patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without any known infringement of the rights of others. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as proposed to be conducted. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

     Section 5.13 Litigation. Except as disclosed in the SEC Reports, there is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement or the other agreements contemplated hereby or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby. Except as disclosed in the SEC Reports, there is no action, suit, proceeding or investigation or, to the Company's knowledge, currently threatened against the Company that might result, either individually or in the aggregate, in any Material adverse change in the assets, condition, affairs or prospects of the Company, financial or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the employees of the Company, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. Except as disclosed in the SEC Reports, the Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority that is, an any such case, Material to the Company or its operations.

     Section 5.14 Tax Returns and Payments. The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and, to the Company's knowledge, all other taxes due and payable by the Company on or before the Closing have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (i) that any of its returns, federal, state or other, have been or are being audited as of the date hereof or
(ii) of any deficiency in assessment or proposed adjustment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon the properties or assets of the Company as of the date of this Agreement that is not adequately provided for.

     Section 5.15 Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company's knowledge, threatened with respect to the Company. Except as set forth on Schedule 5.15 or in the SEC Reports, no employee has any agreement or contract, written or oral, regarding his employment. Except as disclosed on Schedule 5.15 or in the SEC Reports, the Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan or retirement agreement in which executive officers can participate that is not available to employees generally. To the Company's knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any material term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and, to the Company's knowledge, the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. Except as disclosed on Schedule 5.15 or in the SEC Reports, no employee of the Company has been granted the right to continued employment by the Company or to any Material compensation following termination of employment with the Company. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees.

     Section 5.16 Registration Rights. Except as required pursuant to the Registration Rights Agreement or as disclosed in the SEC reports, the Company is presently not under any obligation, and has not granted any rights, to register (as defined in the Registration Rights Agreement) any of the Company's presently outstanding securities or any of its securities that may hereafter be issued.

     Section 5.17 Environmental and Safety Laws. Except as disclosed in the SEC Reports, to the Company's knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the Company's knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Without limiting the foregoing, and except as disclosed in the SEC Reports:

     (a) with respect to any real property owned, leased or otherwise utilized by the Company ("Real Property"), the Company is not or has not in the past been in violation of any Hazardous Substance Law which violation could reasonably be expected to result in a Material liability to the Company or its properties and assets;

     (b) neither the Company nor, to the knowledge of the Company, any third party has used, released, generated, manufactured, produced or stored, in, on, under, or about any Real Property, or transported thereto or therefrom, any Hazardous Substances that could reasonably be expected to subject the Company to Material liability, under any Hazardous Substance Law;

     (c) to the knowledge of the Company, there are no underground tanks, whether operative or temporarily or permanently closed, located on any Real Property that could reasonably be expected to subject the Company to Material liability under any Hazardous Substance Law;

     (d) to the knowledge of the Company, there are no Hazardous Substances used, stored or present at or on, the Company's Real Property that could reasonably be expected to migrate onto any other Real Property, except in compliance with Hazardous Substance Laws; and

     (e) to the knowledge of the Company, there neither is nor has been any condition, circumstance, action, activity or event that could reasonably be expected to be a Material violation by the Company of any Hazardous Substance
Law, or to result in Material liability to the Company under any Hazardous Substance Law.

     For purposes hereof, "Hazardous Substances" means (statutory acronyms and abbreviations having the meaning given them in the definition below of "Hazardous Substances Laws") substances defined as "hazardous substances," "pollutants" or "contaminants" in Section 101 of the CERCLA; those substances defined as "hazardous waste," "hazardous materials" or "regulated substances" by the RCRA; those substances designated as a "hazardous substance" pursuant to
Section 311 of the CWA;  those  substances  defined as "hazardous  materials" in
Section 103 of the HMTA; those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Sections 6 or 7 of the TSCA; those substances defined as "contaminants" by Section 1401 of the SDWA, if present in excess of permissible levels; those substances regulated by the Oil Pollution Act; those substances defined as a pesticide pursuant to Section 2(u) of the FIFRA; those substances defined as a source, special nuclear or by-product material by Section 11 of the AEA; those substances defined as "residual radioactive material" by Section 101 of the UMTRCA; those substances defined as "toxic materials" or "harmful physical agents"
pursuant to Section 6 of the OSHA; those substances defined as hazardous wastes in 40 C.F.R. Part 261; those substances defined as hazardous waste constituents in 40 C.F.R. Part 260, specifically including Appendix VII and VIII of Subpart D of 40 C.F.R. Part 261; those substances designated as hazardous substances in 40 C.F.R. ss.ss. 116.4 and 302.4; those substances defined as hazardous substances or hazardous materials in 49 C.F.R. ss. 171.8; those substances regulated as hazardous materials, hazardous substances, or toxic substances in 29 C.F.R. Part 1910; any chemical, material, toxin, pollutant, or waste regulated by or in any other Hazardous Substances Laws; and in the regulations adopted and publications promulgated pursuant to said laws, whether or not such regulations or publications are specifically referenced herein, as may be applicable to the Company.

     "Hazardous  Substances Law" means any of the following as applicable to the
Company:

     (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA");

     (ii) the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) ("Clean Water Act" or "CWA");

     (iii) the Solid Waste Disposal Act, as amended (42 U.S.C. Section 6901 et seq.) ("RCRA");

     (iv)  the  Atomic  Energy  Act of 1954  (42  U.S.C.  Section  2014 et seq.)
("AEA");

     (v) the Clean Air Act (42 U.S.C. Section 7401 et seq.) ("CAA");

     (vi) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. Section 11001 et seq.) ("EPCRA");

     (vii) the Federal  Insecticide,  Fungicide,  and  Rodenticide Act (7 U.S.C.
Section 136 et seq.) ("FIFRA");

     (viii) the Oil Pollution Act of 1990 (33 U.S.C.A. Section 2701 et seq.) (the "Oil Pollution Act");

     (ix) the Safe Drinking Water Act in the Public Health Service Act (42 U.S.C. Sections 300f et seq.) ("SDWA");

     (x) the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C. Sections 1201 et seq.) ("SMCRA");

     (xi) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) ("TSCA");

     (xii) the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.) ("HMTA");

     (xiii) the Uranium Mill Tailings  Radiation  Control Act of 1978 (42 U.S.C.
Section 7901 et seq.) ("UMTRCA");

     (xiv) the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA"); and

     (xv) all other federal, state and local governmental rules which govern Hazardous Substances, and the regulations adopted and publications promulgated pursuant to all such foregoing laws.

     Section 5.18 Private Offering by the Company. Assuming the truth and correctness of the representations and warranties of the Purchasers set forth in
Article 6, the sale of the Notes hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), and will have been registered or qualified (or exempted from registration and qualification) under the registration, permit or qualification requirements of the State of Minnesota.

     Section 5.19 Insurance. The Company has fire and casualty insurance policies with coverage customary for companies similarly situated to the Company.

     Section 5.20 Investment Company Act. The Company is not, and will not use the proceeds from the Notes in a manner so as to become, an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     Section 5.21 Nasdaq Compliance. The Company's Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and is listed on the SmallCap Market administered by The Nasdaq Stock Market, Inc. (the "SmallCap Market"). The Company has taken no action designed to, or likely to have the effect of, and the transactions contemplated by this Agreement will not have the effect of, terminating the registration of the Common Stock under the Exchange Act or de-listing of the Common Stock from the SmallCap Market. The Company has not received any notification that the Commission, the National Association of Securities Dealers, Inc., the SmallCap Market or any other self-regulatory organizational body is contemplating terminating such registration or listing. Without limiting the foregoing, the Transaction Documents and the transactions contemplated by them require no shareholder approval under the rules or interpretations of the SmallCap Market.

     Section 5.22 Reporting Status. The Company has filed in a timely manner all documents that the Company was required to file under the Exchange Act during the 12 months preceding the date of this Agreement. As of the date hereof, the Company satisfies the eligibility requirements for the use of Form S-2 under the Securities Act.

     Section 5.23 No Manipulation of Stock. Neither the Company, nor any of its directors, officers or controlling persons, has taken, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in, or which has constituted, stabilization or manipulation of the price of the Common Shares to facilitate the sale or resale of the securities issued or issuable in connection with the transactions contemplated hereunder.

     Section 5.24 Foreign Corrupt Practices; Sarbanes-Oxley.

          (a) Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

          (b) The Company is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it as of the Closing Date.

     ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

     Each  Purchaser  severally  represents  and warrants  the  following to the
Company:

     Section 6.1 Purchase for Investment. Such Purchaser is purchasing its Note or the securities acquired pursuant to its Note (including the Common Shares issued upon conversion of its Note) (collectively, the "Securities") solely for its own account and not as nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof. Such Purchaser understands that its Note has not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such exemption is required by law, and that the Company is not required to register such Purchaser's Note.

     Section 6.2 Accredited Investor. Such Purchaser is knowledgeable, sophisticated and experienced in business and financial matters. Such Purchaser acknowledges that the Securities have not been registered under the Securities Act and understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or the sale is permitted pursuant to an available exemption from the registration requirement. Such
Purchaser (a) is able to bear the economic risk of its investment in the Securities and is presently able to afford the complete loss of the investment;
(b) is an Accredited Investor as defined in Rule 501(a) under Regulation D promulgated by the Commission; and (c) has been afforded access to information about the Company and its financial condition and business sufficient to enable it to evaluate its investment in the Securities.

     Section 6.3 Authorization. Such Purchaser has taken all actions necessary to authorize it (a) to execute, deliver and perform all of its obligations under this Agreement, (b) to perform all of its obligations under the Securities and
(c) to  consummate  the  transactions  contemplated  hereby  and  thereby.  This
Agreement is a legally valid and binding obligation of such Purchaser enforceable against it in accordance with this Agreement's terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether the enforceability is considered in a proceeding in equity or at law).

ARTICLE 7. COVENANTS OF THE COMPANY.

     Section 7.1 Filing of Form 8-K. Within five (5) business days after the Closing Date, the Company shall file with the Commission a Current Report on Form 8-K in compliance with the requirements thereof disclosing the execution and delivery of this Agreement.

     Section 7.2 Financial and Business Information. The Company shall deliver to each Purchaser (or any other holder of the Notes):

          (a) Quarterly Statements -- within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

               (i) a consolidated balance sheet of the Company as at the end of such quarter, and

               (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP and Commission rules and regulations applicable to quarterly financial statements generally, and certified by the Chief Financial Officer as fairly presenting, in all Material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that the filing with the Commission within the time period specified above of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.2(a);

          (b) Annual Statements -- within 90 days after the end of each fiscal year of the Company, duplicate copies of,

               (i) a consolidated balance sheet of the Company, as at the end of such year, and

               (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP and Commission rules and regulations, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided that the filing with the Commission within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.2(b);

               (c)  Shareholder  Written  Communications  --  promptly  upon the mailing thereof to shareholders, a copy of any written communication mailed to shareholders of the Company generally, including any proxy statement related to any management solicitation of shareholder votes or consents or any information statement related to any annual or special meeting of shareholders, as well as the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act; provided that the filing with the Commission within the required time period therefor and in compliance with the requirements therefor of any such written communications shall be deemed to satisfy the requirements of this Section 7.2(c).

               (d) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of the Notes.

     Section 7.3 Reservation of Common Shares. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of issuance upon the conversion of the Notes, the number of Common Shares issuable upon the conversion of the Notes. All Common Shares that are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such Common Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which the Common Shares may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance).

     Section 7.4 Transactions with Affiliates. The Company will not enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity or any department, agency or political subdivision thereof or any other entity (a "Person") controlling, controlled by or under common control with the Company (an "Affiliate"), other than a subsidiary, except in the ordinary course and pursuant to the reasonable requirements of the Company's business and upon fair and reasonable terms no less favorable to the Company than would be obtainable in a comparable arm's-length transaction with a Person that is not an Affiliate, and only if such transaction or transactions shall have been approved by action of at least a majority of the directors of the Company who are disinterested with respect to the transaction or transactions considered for approval.

     Section 7.5 Merger, Consolidation or Sale of Assets. The Company shall not consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless the conditions in (a) or (b) below are satisfied:

     (a) each of the following is satisfied:

          (i) the Company is the survivor of such merger; and

          (ii) the Person merged into the Company is not a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission but substituting "20 percent" for "10 percent" in each instance thereof; or

     (b) each of the following is satisfied:

          (iii) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof, and, if the Company is not such corporation, (i) such corporation shall have executed and delivered to each holder of the Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Transaction Documents and (ii) shall have caused to be delivered to each holder of the Notes an opinion of independent counsel, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

          (iv) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (v) holders of a majority in outstanding principal amount of the Notes shall have given their written consent, which they shall not unreasonably withhold.

No such conveyance, transfer or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 7.5 from its liability under the Transaction Documents. It is agreed that a Purchaser may withhold its consent to any proposed transaction under this Section 7.5 if it, in its sole discretion, determines that the Company's ability to repay the Note to such Purchaser will be Materially impaired as a result of the proposed transaction.

     Section 7.6 Financial Covenants.

     (a) Definitions. For purposes of this Section 7.6:

          (i) "Agent" means, the Person serving as the lead administrative Lender under the Credit Agreement from time to time in effect (initially Comerica Bank) and, in the absence of such a Person, the holder of the largest principal amount of outstanding Senior Indebtedness.

          (ii) "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP and the rules and regulations of the Commission) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended or may be, at the option of the lessor, extended).

          (iii) "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the number of years obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the then outstanding sum of all such payments.

          (iv) "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

          (v) "Capital Stock" of the Company or any subsidiary means any and all shares, partnership, membership or other interests, participations or other equivalents of or interests in (however designated) equity of the Company or any subsidiary, including any Preferred Stock (but excluding any debt securities convertible into such equity) and any rights to purchase, warrants, options or similar interests with respect to the foregoing.

          (vi) "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP and the rules and regulations of the Commission, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP and the rules and regulations of the Commission; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

          (vii) "Credit Agreement" means the Credit Agreement dated as of January 16, 2004, as amended as of January 30, 2004, and as further amended on March 23, 2004 among the Company, the banks named therein and Comerica Bank, as agent for the banks, including any collateral documents, instruments and agreements executed in connection therewith (and any "Loan Documents" as defined therein), and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof (except to the extent that any such amendment, supplement, modification, extension, renewal, restatement or refunding would be prohibited by the terms of this Agreement, unless otherwise agreed to by the Purchasers or any other Note holder) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

          (viii) "Currency Agreement" means with respect to the Company or any subsidiary any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which the Company or any subsidiary is a party.

          (ix) "Disqualified Stock" means, with respect to the Company or any subsidiary, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
     (b) is convertible or exchangeable for Indebtedness or Disqualified Stock or (c) is redeemable at the option of the holder thereof, in whole or in part, in the case of clauses (a), (b) and (c) on or prior to 90 days after the Stated Maturity of the Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the Stated Maturity of the Notes shall be deemed Disqualified Stock; and provided further, however, that Capital Stock issued to any plan for the benefit of employees shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any subsidiary in order to satisfy applicable statutory or regulatory obligations.

          (x) "Fair Market Value" means with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes hereof, Fair Market Value will be determined in good faith by the Company's Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors.

          (xi) "Guarantee" means any obligation, contingent or otherwise, of the Company or any subsidiary directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of the Company or any subsidiary (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          (xii) "Hedging Obligations" of the Company or any subsidiary means the obligations of the Company or any subsidiary pursuant to any Interest Rate Agreement or Currency Agreement.

          (xiii) "Incur" means, with respect to any Indebtedness or other obligation of the Company or any subsidiary, to issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing immediately after the time such Person becomes a subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such subsidiary at the time it becomes a subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

          (xiv) "Indebtedness" means, with respect to the Company on any date of determination, without duplication, the following items if and to the extent that any of them (other than items specified under clauses (c), (h), (i) and (j) below) would appear as a liability or, in the case of clause
     (f) only, Preferred Stock on the consolidated balance sheet of the Company, prepared in accordance with GAAP and applicable rules and regulations of the Commission, on such date:

               (a) the principal amount of and premium (if any) in respect of indebtedness of the Company or any subsidiary for borrowed money;

               (b) the principal amount of and premium (if any) in respect of obligations of the Company or any subsidiary evidenced by bonds, debentures, notes or other similar instruments;

               (c) all obligations of the Company or any subsidiary in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto but excluding obligations in respect of letters of credit issued in respect of Trade Payables);

               (d) all obligations of the Company or any subsidiary to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than twelve months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

               (e) all Capitalized Lease Obligations and all Attributable Debt of the Company or any subsidiary;

               (f)  the  amount  of  all  obligations  of  the  Company  or  any
          subsidiary  with  respect  to  the  redemption,   repayment  or  other
          repurchase of any Disqualified Stock;

               (g) all Indebtedness of other Persons secured by a Lien on any asset of the Company or any subsidiary, whether or not such
          Indebtedness is assumed by the Company or any subsidiary; provided, however, that the amount of Indebtedness of the Company or any subsidiary shall be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Persons;

               (h) Hedging Obligations of the Company or any subsidiary;

               (i) all obligations of the Company or any subsidiary in respect of a Receivables Facility; and

               (j) all obligations of the type referred to in clauses (a) through (i) of other Persons and all dividends of other Persons for the payment of which, in either case, the Company or any subsidiary is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

               The amount of Indebtedness of the Company or any subsidiary at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above, at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount will be deemed to be the face amount of such Indebtedness less the remaining unaccreted portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP and the rules and regulations of the Commission.

               (xv) "Interest Rate Agreement" means with respect to the Company or any subsidiary any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which the Company or any subsidiary is party.

               (xvi) "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

               (xvii) "Preferred Stock" as applied to the Capital Stock of the Company or any subsidiary means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

               (xviii) "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Company and/or any of its subsidiaries sells its accounts receivable to a Person that is not a subsidiary pursuant to arrangements customary in the industry.

               (xix) "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

               (xx) "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any subsidiary (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that, with respect to Refinancing Indebtedness other than Refinancing Indebtedness Incurred in respect of Bank Indebtedness, (a) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (b) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (c) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced and (d) if the Indebtedness being refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced.

               (xxi) "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a subsidiary whereby the Company or the subsidiary transfers such property to a Person and the Company or the subsidiary leases it from such Person, other than leases between the Company and a wholly-owned subsidiary or between wholly-owned subsidiaries.

               (xxii) "Senior Indebtedness" of the Company means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) and fees and other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of the Company whether outstanding on the Closing Date or thereafter Incurred, if in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are superior in right of payment to the Senior Subordinated Indebtedness; provided, however, that in any case, Senior Indebtedness shall not include (a) any obligation of the Company to any subsidiary of the Company, (b) any liability for federal, state, local or other taxes owed or owing by the Company, (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (d) any Indebtedness or obligation of the Company (and any accrued and unpaid interest in respect thereof) that by its terms is subordinated or junior in right of payment to any other Indebtedness or obligation of the Company, including any Senior Subordinated Indebtedness, (e) any obligations with respect to any Capital Stock or (f) any obligations not secured by assets of the Company or any subsidiary.

               (xxiii) "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment. Senior Subordinated Indebtedness is subordinate in right of payment only to Senior Indebtedness of the Company or any subsidiary.

               (xxiv) "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

               (xxv) "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes and any other Senior Subordinated Indebtedness.

               (xxvi) "Trade Payables" means, with respect to the Company or any subsidiary, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by the Company or any subsidiary arising in the ordinary course of business in connection with the acquisition of goods or services.

          (b) Limitation on Senior Indebtedness and Senior Subordinated Indebtedness. Without the prior written permission of holders of a majority in outstanding principal amount of the Notes, the Company shall not permit the sum of its total Senior Indebtedness to exceed $30,000,000 and shall not permit the sum of its total Senior Indebtedness and Senior Subordinated Indebtedness (including the obligations under the Notes) to exceed $45,000,000; provided, that this provision does not limit Indebtedness that may be incurred that is a Subordinated Obligation.

ARTICLE 8. EVENTS OF DEFAULT; REMEDIES ON DEFAULT.

     The term "Event of Default" shall have the meaning ascribed to such term in the Notes. If an Event of Default with respect to the Company shall occur, the holders of the Notes shall have those remedies provided for in the Notes.

ARTICLE 9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

     All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by the Purchasers of the Notes or portion thereof or interest therein and the payment of the Notes, and may be relied upon by any subsequent holder of the Notes, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of the Notes. The Transaction Documents embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

ARTICLE 10. AMENDMENT AND WAIVER.

     Section 10.1 Requirements. The Transaction Documents may be amended, and the observance of any term hereof or of the Registration Rights Agreement or the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and each Purchaser or the subsequent holder of any Notes.

     Section 10.2 Binding Effect, etc. Any amendment or waiver consented to as provided in this Article 10 applies to all future holders of the Notes and is binding upon them and upon the Company without regard to whether the Notes have been marked to indicate the amendment or waiver. No amendment or waiver will extend to or affect any obligation, covenant, agreement, Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of the Notes nor any delay in exercising any rights hereunder or under the Notes shall operate as a waiver of any rights of any holder of the Notes. As used herein, the term "Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

ARTICLE 11. NOTICES.

     All notices and communications provided for hereunder shall be in writing and sent (a) by hand delivery, or (b) by facsimile or e-mail, or (c) by registered or certified mail with return receipt requested (postage prepaid), or
(d) by a recognized overnight delivery service (with charges prepaid). Any notice must be sent:

          (i) if to the Purchasers, to Whitebox Advisors, LLC at 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416 to the attention of
     Jonathan Wood, Chief Financial Officer, or at such other address as a Purchaser shall have specified to the Company in writing, and in any event, with a copy (which shall not constitute notice) to Messerli & Kramer P.A., 150 South Fifth Street, Suite 1800, Minneapolis, Minnesota 55402,
     Attention: Jeffrey C. Robbins (jrobbins@mandklaw.com),

          (ii) if to any other holder of any Note, to the holder at the address as the other holder shall have specified to the Company in writing, or

          (iii) if to the Company, to the Company at its address set forth on page 1 of this Agreement to the attention of the Chief Financial Officer, or at the other address as the Company shall have specified to the holder of each Note in writing, and in any event, with a copy (which shall not constitute notice) to Barnes & Thornburg LLP, Suite 200, 121 W. Franklin, Elkhart, IN, 46516, Attention: Rand Nilsson (rand.nilsson@btlaw.com).

     Notices delivered by personal delivery or facsimile or e-mail will be deemed given when actually received. Notices delivered by registered or certified mail shall be deemed delivered four (4) business days after being sent. Notices delivered by overnight delivery service shall be deemed delivered the next business day after being sent.

ARTICLE 12. MISCELLANEOUS.

     Section 12.1 Indemnification by the Company. The Company agrees to indemnify and hold each Purchaser harmless against any loss, liability, damage or expense (including reasonable legal fees and costs) that the Purchaser may suffer, sustain or become subject to as a result of or in connection with the breach by the Company of any representation, warranty, covenant or agreement of the Company contained in any of the Transaction Documents.

     Section 12.2 Expenses.  At Closing,  the Company shall pay the  Purchasers'
counsel, Messerli & Kramer P.A., $25,000 for its legal fees and expenses in representing the Purchaser in connection with the transactions contemplated hereby. In addition, the Company agrees to pay or reimburse the Purchasers for
(i) up to an additional $25,000 (in the aggregate for all Purchasers) of out-of-pocket expenses incurred in connection with their due diligence investigation of the Company to the Closing Date and (ii) their reasonable legal fees and expenses that they may incur at any time after the Closing Date in connection with the granting of any waiver with respect to, the modification of any of the terms or provisions of, or the enforcement of any of the Transaction Documents.

     Section 12.3 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

     Section 12.4 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to the jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable the provision in any other jurisdiction.

     Section 12.5 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent an express contrary provision) be deemed to excuse compliance with any other covenant.

     Section 12.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

          Section 12.7 Governing Law; Jurisdiction.

          (a) THIS AGREEMENT, THE NOTE, THE REGISTRATION RIGHTS AGREEMENT AND ALL ISSUES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MINNESOTA (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW), EXCEPT TO THE EXTENT THE AUTHORIZATION AND ISSUANCE OF THE COMPANY'S SHARES ARE GOVERNED BY INDIANA LAW.

          (b) The parties agree that the federal and state courts in Minneapolis, Minnesota shall have exclusive personal jurisdiction (and are deemed to be a convenient forum for each party) as to resolution of any dispute; except that either party may enforce an order issued by any such court in other jurisdictions.

          (c) EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER INCLUDING ANY DISPUTE BETWEEN THE HOLDER HEREOF AND THE HOLDER OF ANY SENIOR INDEBTEDNESS.

                                    * * * * *

     If you are in agreement with the foregoing, please sign the accompanying counterpart signature page and return a signed copy of this Agreement to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.


                                        Very truly yours,

                                        STARCRAFT CORPORATION


                                        By: /s/ Joseph E. Katona, III
                                            -------------------------------
                                            Joseph E. Katona, III
                                            Chief Financial Officer

                           COUNTERPART SIGNATURE PAGE


AGREED AND ACCEPTED:


WHITEBOX CONVERTIBLE ARBITRAGE PARTNERS L.P.

By:  /s/ Andrew Redleaf
   -------------------------------------------

Its: Managing Member of the General Partner
   -------------------------------------------


WHITEBOX HEDGED HIGH YIELD PARTNERS L.P.

By:  /s/ Andrew Redleaf
   -------------------------------------------

Its: Managing Member of the General Partner
   -------------------------------------------


PANDORA SELECT PARTNERS L.P.

By:  /s/ Andrew Redleaf
   -------------------------------------------

Its: Managing Member of the General Partner
   -------------------------------------------


WHITEBOX INTERMARKET PARTNERS L.P.

By:  /s/ Andrew Redleaf
   -------------------------------------------

Its: Managing Member of the General Partner
   -------------------------------------------


WHITEBOX DIVERSIFIED CONVERTIBLE ARBITRAGE PARTNERS L.P.

By:  /s/ Andrew Redleaf
   -------------------------------------------

Its: Managing Member of the General Partner
   -------------------------------------------

                                   SCHEDULE A

                                   PURCHASERS


                         Name                                         Amount
------------------------------------------------------------------------------
Whitebox Convertible Arbitrage Partners L.P.                        $7,000,000

Whitebox Hedged High Yield Partners L.P.                            $4,000,000

Pandora Select Partners L.P.                                        $1,500,000

Whitebox Intermarket Partners L.P.                                  $1,000,000

Whitebox Diversified Convertible Arbitrage Partners L.P.            $1,500,000
                                                                   -----------

                                                                   $15,000,000
                                                                   ===========

                                                                       Exhibit 1

     THE SECURITY REPRESENTED BY THIS INSTRUMENT WAS ORIGINALLY ISSUED ON JULY 12, 2004, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THIS SECURITY IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SUBORDINATED CONVERTIBLE NOTE PURCHASE AGREEMENT, DATED AS OF JULY 12, 2004, AS AMENDED AND MODIFIED FROM TIME TO TIME, BETWEEN STARCRAFT CORPORATION (THE "COMPANY") AND THE PURCHASERS PARTY THERETO. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITY UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHOUT CHARGE.

     THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED TO THE COMPANY'S SENIOR INDEBTEDNESS AS MORE FULLY SET FORTH IN ARTICLE 4 HEREOF.


                              STARCRAFT CORPORATION

                            CONVERTIBLE SUBORDINATED
                                 PROMISSORY NOTE


July 12, 2004                                                $[principal amount]


     STARCRAFT CORPORATION, an Indiana corporation (the "Company"), hereby promises to pay to the order of [name/organization of purchaser] (the "Purchaser"), the principal amount of [principal amount] and 00/100 Dollars ($[principal amount]) together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

     This Note was issued pursuant to a Convertible Subordinated Note Purchase Agreement, dated as of July 12, 2004 (as amended and modified from time to time, the "Purchase Agreement"), between the Company and the purchasers party thereto including the Purchaser, and this Note one of is one of the "Notes" referred to in the Purchase Agreement. The Purchase Agreement contains terms governing the rights of the holder of this Note, and all provisions of the Purchase Agreement are hereby incorporated herein in full by reference. Unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.

ARTICLE 1. PAYMENT OF INTEREST; CONTINGENT INTEREST.

     Interest shall accrue at an annual rate equal to eight and one-half percent (8 1/2 %) (computed on the basis of a 365/366-day year and the actual number of days elapsed in any year) on the unpaid principal amount of this Note outstanding from time to time, or (if less) at the highest rate then permitted under applicable law. The Company shall pay to the holder of this Note all accrued interest (including Contingent Additional Interest as described below) on the first day of each July and January, beginning January 1, 2005. Any accrued interest which for any reason has not theretofore been paid shall increase the principal of the Note and be paid in full on the date on which the final principal payment on this
Note is made. Interest shall accrue on any principal payment due under this Note (including as to accrued interest added to the principal) until such time as payment therefore is actually delivered to the holder of this Note.

     In the event that the Company fails by September 10, 2004 (the "Filing Deadline") to file the Registration Statement with the Commission, or fails by January 8, 2005 (the "Registration Deadline") to obtain effectiveness under the Securities Act and applicable state securities laws of the Registration Statement (as required by the terms of a Registration Rights Agreement between the Company and Purchaser of this date) registering all of the shares of Common Shares issuable as payment under or upon conversion of this Note as provided therein, then for each full month thereafter (prorated for partial months) that this failure continues (the "Failure Term"), and to the extent permitted by law, the Company shall pay in arrears in cash, with the next otherwise scheduled payment of interest pursuant to the above paragraph (or if the last scheduled interest payment has been made, then monthly on the same day of each succeeding month), additional interest (the "Contingent Additional Interest") equal to the greater of $5,000 or 0.5% of the outstanding principal balance on this Note as of the last day of the prior month. However, if the Failure Term runs for more than three months, the additional monthly cash interest payable thereafter shall increase, to the extent permitted by law, to the greater of $10,000 or 1% of the outstanding principal balance on this Note as of the last day of the prior month.

ARTICLE 2. PAYMENT OF PRINCIPAL ON NOTE.

     Section 2.1 Scheduled Payment. The Company shall pay the outstanding principal amount to the holder of this Note on July 1, 2009, together with all accrued and unpaid interest on the principal amount being repaid.

     Section 2.2  Conversion.  Notwithstanding  any provision  contained in this
Article 2, the holder of this Note may convert all or any portion of the outstanding principal amount of this Note into shares of common stock, without par value, of the Company (the "Common Shares") in accordance with Article 6 until such time as such principal amount has been paid.

ARTICLE 3. PRO RATA PAYMENT.

     Except as otherwise expressly provided in this Note, all payments to the holders of the Note (whether for principal, interest or otherwise) shall be made pro rata among such holders based upon the aggregate unpaid principal amount of the Note held by each such holder. If any holder of the Note obtains any payment (whether voluntary, involuntary, or otherwise) of principal, interest or other amount with respect to the Note in excess of the holder's pro rata share of such payments obtained by all holders of the Notes (other than as expressly provided herein), then the holder, by acceptance of the Note, agrees to purchase from the other holders of the Note a participation in the Note held by them as is necessary to cause the other holders to share the excess payment ratably among each of them as provided in this paragraph.

ARTICLE 4. SUBORDINATION.

     Section 4.1 Extent of Subordination. The indebtedness evidenced by the Note is subordinate and junior to any and all Indebtedness constituting Senior Indebtedness within the meaning of the Purchase Agreement ("Senior Indebtedness"). The Note is subordinate to Senior Indebtedness only to the extent and in the manner hereinafter set forth.

          (a) During the continuance of any default on any Senior Indebtedness (including without limitation a Default or Event of Default as defined under the Credit Agreement) and so long as any such default remains which has not been cured or waived by the holder of such Senior Indebtedness, no payment of principal or interest shall be made on the Note, unless (and, if applicable, to the extent permitted by clause 4.1(b)(i), below) such payment is made in kind in the form of Common Shares as provided in Article 6 or Article 9.

          (b) If any cash payment is made on the Note at a time when the holders are not entitled to receive cash payments on the Note, the payment or distribution shall be delivered directly to the holders of Senior Indebtedness for application against the Senior Indebtedness, unless and until all principal and interest on the Senior Indebtedness has been paid in full, or the payment has been adequately provided for, except that

               (i) no such delivery shall be made of stock or obligations issued by the Company or any corporation succeeding to the Company or acquiring its property and assets, pursuant to reorganization proceedings or dissolution or liquidation proceedings or upon any merger, consolidation, sale, lease, transfer or other disposal, if such stock or obligations are subordinate and junior at least to the extent provided hereunder to the payment of Senior Indebtedness to the extent then outstanding and to the payment of any stock or obligations which are issued in exchange for Senior Indebtedness to the extent then outstanding, and

               (ii) if any holder of Senior Indebtedness receives any payment or distribution that, except for the provisions of this Section 4.1, would have been payable or deliverable with respect to the Note, the holders of the Note shall (after all principal and interest owing on such Senior Indebtedness has been paid in full) be subrogated to the rights of such holders of such Senior Indebtedness against the Company.

          (c) Any and all security interests, liens, encumbrances and claims, whether now existing of hereafter arising, which in any way secure the payment of the Note, or any of them, are subordinate to all security interests, liens, encumbrances and claims, whether now existing or hereafter arising, which in any way secure the payment of any Senior Indebtedness. For so long as the Credit Agreement is in effect, the holder of the Note shall not take any lien or security interest in any of the assets of the Company or any of its subsidiaries without the prior written consent of the Agent, which consent may be withheld in the Agent's sole discretion.

          (d) If an event of default (including without limitation a Default or Event of Default as defined under the Credit Agreement) in respect of Senior Indebtedness has occurred and is continuing, then until all Senior Indebtedness has been paid in full and all obligations arising in connection therewith have been discharged, no holder of any of the Note will sue or seek to enforce against the Company or any other Person, by setoff or otherwise, all or any portion of the indebtedness evidenced by the Note, except to the extent that payment in Common Shares is permissible under Article 6 or Article 9.

          (e) Each holder of the Note waives notice of the creation of the Senior Indebtedness and notice of acceptance by the holder(s) of Senior Indebtedness of the subordination and other provisions set forth herein. The holder of the Note agrees that, so long as the Credit Agreement remains in effect, the subordination provisions of the Note may not be modified or amended without the prior written consent of the Agent and that any amendment or modification entered into without such consent shall be null and void.

          (f) Each holder of the Note agrees that each holder of Senior Indebtedness, at any time and from time to time hereafter, but only to the extent provided for by the Purchase Agreement, may enter into such agreements with the Company as the holder of such Senior Indebtedness may deem proper extending the time of payment of or renewing or otherwise altering the terms of any such Senior Indebtedness, or affecting the collateral securing any such Senior Indebtedness, without notice to the holders of the Note and without in any way impairing or affecting the subordination provisions set forth herein. The holder of the Note agrees that, so long as the Credit Agreement remains in effect, the subordination provisions of the Purchase Agreement shall not be modified or amended without the prior written consent of the Agent and that any amendment or modification entered into without such consent shall be null and void.

          (g) Each holder of the Note consents and agrees that all Senior Indebtedness shall be deemed to have been made, incurred and/or continued in reliance upon the subordination provisions set forth herein and in the Purchase Agreement and each holder of any Senior Indebtedness is an intended third party beneficiary of the subordination and other provisions of this Article 4.

          (h) Each holder of the Note agrees that it shall not accept any prepayment of the Note until the Senior Indebtedness has been paid in full, unless (and, if applicable, to the extent permitted by clause 4.1(b)(i) above) such payment is made in kind in the form of Common Shares as provided in Article 6 or Article 9).

          (i) All rights and interest of the holders of the Senior Indebtedness hereunder, and all agreements and obligations of the holder of the Note hereunder, shall remain in full force and effect irrespective of:

               (1) any lack of validity or enforceability of any document evidencing Senior Indebtedness;

               (2) any change in the time, manner or place of payment of, or any other term of, all of any of the Senior Indebtedness, or any other amendment or waiver of or any consent to departure from any of the documents evidencing or relating to the Senior Indebtedness;

               (3) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty or loan document, for all or any of the Senior Indebtedness;

               (4) any failure of any holder of Senior Indebtedness to assert any claim or to enforce any right or remedy against any other party hereto under the provisions of the Notes or the Credit Agreement;

               (5) any reduction, limitation, impairment or termination of the Senior Indebtedness for any reason (other than the defense of payment in full of the Senior Indebtedness), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than the defense of payment in full of the Senior Indebtedness) or setoff, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability, or any other event or occurrence affecting, any Senior Indebtedness; and

               (6) any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Senior Indebtedness) available to, or a discharge of, the Company in respect of the Senior Indebtedness or the holder of the Note in respect of the Note.

     Section 4.2 Rights not Subordinated. The provisions of Section 4.1 are for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the holder of the Note on the other hand. Nothing herein shall impair the Company's obligation to the holder of the Note to pay to the holder both principal and interest in accordance with the terms of the Note. Except as provided in Section 4.1 nothing herein shall be construed to prevent the holder of the Note from exercising all rights and remedies otherwise available under the Note or the Purchase Agreement or under applicable law upon the occurrence of an Event of Default. No provision of Section 4.1 shall be deemed to subordinate, to any extent, any claim or right of any holder of the Note to any claim against the Company by any creditor or any other Person except to the extent expressly provided in Section 4.1.

ARTICLE 5. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

     Section 5.1 Event of Default. An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

          (a) the Company defaults in the payment of principal on the Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise and such failure to pay is not cured within ten (10) business days after the occurrence thereof; or

          (b) the Company defaults in the payment of any interest on the Note for more than five (5) business days after the same becomes due and payable; or

          (c) the Company defaults with respect to Section 7.6(b) of the Purchase Agreement; or

          (d) the Company defaults in the performance of, or compliance with, any other term contained in the Purchase Agreement, the Registration Rights Agreement or the Note (other than those referred to in Section 5.1(a), (b) or (c) above) and the default is not remedied within thirty (30) days after the earlier of (i) a Co-Chief Executive Officer or the Chief Financial Officer obtaining actual knowledge of the default and (ii) the Company receiving written notice of the default from the holder of the Note (any such written notice to be identified as a "notice of default" and to refer specifically to this Section 5.1(d)); or

          (e) any representation or warranty made by the Company in Article 5 of the Purchase Agreement proves to have been false in any Material respect on the Closing Date; or

          (f) the Company (i) is generally not paying, or admits in writing its inability to pay its debts as they become due (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or (v) is adjudicated as insolvent or to be liquidated; or

          (g) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within thirty (30) days; or

          (h) an Event of Default (as defined in the Credit Agreement) shall have occurred and be continuing and shall not have been waived by the requisite holders of Indebtedness under the Credit Agreement or cured.

Section 5.2 Acceleration.

          (a) If an Event of Default with respect to the Company described in subsection (f) of Section 5.1 has occurred, the Note shall automatically become immediately due and payable.

          (b) If any other Event of Default has occurred and is continuing, the holder of the Note may at any time at his, her or its option, by notice to the Company, declare the Note to be immediately due and payable. Notwithstanding the foregoing, any acceleration of the Note based solely on an Event of Default under Section 5.1(h) (Event of Default under the Credit Agreement) shall be deemed rescinded upon the discontinuance of such Credit Agreement Event of Default, (including, without limitation, upon waiver by the requisite holders of Indebtedness under the Credit Agreement or other cure of such default).

          (c) Upon the Note becoming due and payable under this Section 5.2, whether automatically or by declaration, the Note will forthwith mature and the entire unpaid principal amount of the Note, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

     Section 5.3 Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether the Note has become or has been declared immediately due and payable under Section 5.1, the holder of the Note may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

     Section 5.4 No Waivers or Election of Remedies; Expenses. No course of dealing and no delay on the part of the holder of the Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. The Company shall pay the principal and interest of the Note without any deduction for any setoff or counterclaim. No right, power or remedy conferred by the Purchase Agreement or by the Note upon the holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the holder of the Note on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this
Article 5, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

     Section 5.5 Waiver of Demand. The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this

Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

ARTICLE 6. CONVERSION.

     Section 6.1 Conversion Procedure.

          (a) At any time and from  time to time  prior to the  payment  of this
     Note in full, the holder of this Note may convert all or any portion of the outstanding principal and/or accrued interest amount of this Note into a number of Common Shares (excluding any fractional share) determined by dividing the principal and/or accrued interest amount designated by such holder to be converted, by the Conversion Price then in effect; provided, that in no event shall any amount of accrued interest due on the Note be converted to Common Shares without the Company's prior written consent, which it may withhold in its absolute discretion.

          (b) Except as otherwise expressly provided herein, each conversion of this Note shall be deemed to have been effected as of the close of business on the date on which this Note has been surrendered for conversion at the principal office of the Company. At such time as such conversion has been effected, the rights of the holder of this Note as such holder to the extent of the conversion shall cease, and the Person or Persons in whose name or names any certificate or certificates for Common Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby.

          (c) Notwithstanding any other provision hereof, if a conversion of any portion of this Note is to be made in connection with a registered public offering or a sale of the Company, the conversion of any portion of this Note may, at the election of the holder hereof, be conditioned upon the consummation of the public offering or the sale of the Company, in which case such conversion shall not be deemed to be effective until the consummation of such transaction.

          (d) As soon as possible after a conversion has been effected (but in any event within five (5) business days in the case of clause (i) below), the Company shall deliver to the converting holder:

               (i) a certificate or certificates representing the number of Common Shares (excluding any fractional share) issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

               (ii) payment in an amount equal to the sum of all accrued interest with respect to the principal amount converted, which is not also being converted and has not been paid prior thereto, plus the amount payable under subsection (e) below; and

               (iii) a new Note representing any portion of the principal amount which was represented by the Note surrendered to the Company in connection with such conversion but which was not converted or which could not be converted because it would have required the issuance of a fractional share of Common Shares.

          (e) If any fractional share of Common Shares would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall in the event the conversion is being consummated in connection with repayment in full of the Note, pay in cash an amount equal to the Market Price of such fractional share as of the date of such conversion.

          (f) The issuance of certificates for Common Shares upon conversion of this Note shall be made without charge to the holder hereof for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of Common Shares. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to insure that the Common Shares issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

          (g) The Company shall not close its books against the transfer of Common Shares issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note.

          (h) (i) Despite anything above to the contrary, the holder may not convert this Note into Common Shares under this Article 6 during the time period and to the extent that the shares of the Company's Common Stock that the holder could acquire upon the conversion would cause holder's (or its controlling Person's) Beneficial Ownership of the Company's Common Shares to exceed 4.99% of the Company's outstanding Common Shares (including Common Shares, if any, that holder has acquired, or, by exercise by the Company of its rights to effect payment in kind under Article 9, that holder has the right to acquire, under Article 9). The holder will, at the request of the Company, from time to time, notify the Company of holder's computation of holder's or its controlling Person's Beneficial Ownership. The parties shall compute "Beneficial Ownership" of the Company's Common Shares in accordance with Commission Rule 13d-3. Notwithstanding the foregoing, the limitation of 4.99% set forth in this paragraph shall not apply and a limitation of 9.99% shall, instead, apply on the same terms and conditions (i) during the period commencing with the Company's provision of notice of an Organic Change pursuant to Section 6.5(b)(iii) and ending on the earlier of (a) the date holder gives notice to the Company that it waives irrevocably such temporary increase in its right to acquire Common Shares in respect of such Organic Change, (b) notice from the Company that it has determined in good faith that such Organic Change will not occur or
     (c) the date 30 days after such Organic Change; and (ii) at and after April 1, 2009. To the extent the holder requests conversion of principal or, with Company consent, accrued interest on the Note, and the Common Shares issuable upon such conversion would exceed the applicable limitation set forth in this Section 6.1(h)(i), then, first, the amount representing accrued interest, and, second (at the election of the Company, if prior to maturity), the amount representing principal, that, in either case, if converted would cause Common Shares in excess of such limitation to be issued, shall, instead, be paid in cash in the actual amounts outstanding (and not based on the value of Common Shares otherwise issuable).

          (ii) Unless the Company obtains the approval of its voting shareholders to such issuance in accordance with the rules of Nasdaq (in effect on the date hereof) with which the Company shall be required to comply (but only to the extent required thereby), the Company shall not issue Common Shares upon conversion of the Note, which when added to the number of shares of Common Shares previously issued by the Company (i) upon conversion of the Note and (ii) in payment of the Note pursuant to Article 9 below, would exceed the greater (i) 19.99% of the number of shares of the Company's Common Shares which were issued and outstanding on the Closing Date or (ii) such number of Common Shares as shall have been expressly authorized by action of the Company's shareholders in accordance with the Nasdaq marketplace rules (the "Maximum Issuance Amount"). In the event that the holder requests conversion of the Note such that would require the Company to issue shares of Common Shares in excess of the Maximum Issuance Amount, the Company shall honor such conversion request by (i) converting the Note into the number of shares of Common Shares stated in the conversion notice up to, but not in excess of, the Maximum Issuance Amount, and (ii) redeeming the number of shares of Common Shares stated in the conversion notice in excess of the Maximum Issuance Amount in cash at a price equal to the then-current fair market value (i.e., the closing bid price of the Company's Common Stock on the Nasdaq System, or if not then traded on the Nasdaq System, then on the OTC Bulletin Board as reported by bigcharts.com, or if this service is discontinued, such other reporting service acceptable to the holder) on the date of redemption.

     Section 6.2 Conversion Price. The initial Conversion Price shall be $15.60 (an amount equal to the product of (i) the average of the closing price as reported on the Nasdaq System for the Common Shares for the five (5) trading days immediately preceding the Closing Date, and (ii) 1.25). To address dilution of the conversion rights granted under the Notes, the Conversion Price shall be subject to adjustment from time to time pursuant to Section 6.3.

     Section 6.3 Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any share split, share dividend or otherwise) one or more classes of its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse share split or otherwise) one or more classes of its outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     Section 6.4 Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, which in each case is effected in such a manner that holders of Common Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Shares is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Company shall make lawful and adequate provision (in form and substance satisfactory to the holder of the Note) to insure that the holder of the Note shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) Common Shares immediately theretofore acquirable and receivable upon the conversion of the holder's Note, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of Common Shares immediately theretofore acquirable and receivable upon conversion of the holder's Note had such Organic Change not taken place. In any such case, appropriate provision (in form and substance satisfactory to the holder of the Note) shall be made with respect to the holder's rights and interests to insure that the provisions of this Article 6 shall thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of the Note (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price to the value for the Common Shares reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of Common Shares acquirable and receivable upon conversion of the Note, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holder of the Note), the obligation to deliver to each the holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the holder may be entitled to acquire.

     Section 6.5 Notices.

          (a) Immediately upon any adjustment of the Conversion Price, the Company shall send written notice thereof to the holder of this Note, setting forth in reasonable detail and certifying the calculation of such adjustment.

          (b) The Company shall send written notice to the holder of this Note at least twenty (20) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Shares, (ii) with respect to any pro rata subscription offer to holders of Common Shares or (iii) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

          (c) The Company shall also give at least twenty (20) days prior written notice to the holder of this Note of the date on which any Organic Change, dissolution or liquidation shall take place.

ARTICLE 7. AMENDMENT AND WAIVER.

     The provisions of the Note may be amended with the holder's consent and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, in the manner provided in the Purchase Agreement.

ARTICLE 8. CANCELLATION.

     After all principal and accrued interest at any time owed on this Note has been paid in full or this Note has been converted in full to Common Shares or other property, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

ARTICLE 9. PAYMENTS.

     This Note is payable without relief from valuation or appraisement laws. All payments to be made to the holder of the Note shall be made in the lawful money of the United States of America in immediately available funds; provided, that payment of interest or principal hereon may be made, at the election of the Company, in kind, in the form of Common Shares, only as follows:

          (a) The Common Shares must be registered for resale with the Commission and applicable state securities authorities on the Shelf Registration Statement provided for in the Registration Rights Agreement (defined in the Purchase Agreement) and the Registration Statement must be effective.

          (b) The per share value of the Common Shares for purposes of determining the number of shares of Common Shares issuable as payment in kind is 95% (rounded to the nearest $.01) of the average (rounded to the nearest $.01) of the high closing bid prices of the Company's Common Shares on the Nasdaq System (or if not then traded on the Nasdaq System, then on the OTC Bulletin Board as reported by bigcharts.com, or if this service is discontinued, such other reporting service reasonably acceptable to the holder of the Note) for the five trading days immediately preceding the particular due date of the payment to be made in kind.

          (c) Payment in kind will be considered timely under this Note only if the Company complies similarly with Sections 6.1(d)(i), (f) and (g) above with respect to the in kind payment payable under this Article 9.

          (d) The limitations of Section 6.1(h)(ii) respecting the Maximum Issuance Amount shall likewise apply to Common Shares that may be issued by the Company under this Article 9.

          (e) The Company does not have the right to pre-pay outstanding principal of the Note without consent of the holder.

ARTICLE 10. PLACE OF PAYMENT.

          Payments of principal and interest shall be delivered to the Purchaser in care of Whitebox Advisors, LLC (attention: Jonathan Wood, Chief Financial Officer) at the following address:

        3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416

or to such other address or to the attention of such other person as specified by prior written notice to the Company.

ARTICLE 11. GOVERNING LAW.

          (a) THIS NOTE AND ALL ISSUES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MINNESOTA (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW), EXCEPT TO THE EXTENT THE AUTHORIZATION AND ISSUANCE OF THE COMPANY'S SHARES ARE GOVERNED BY INDIANA LAW.

          (b) The parties agree that the federal and state courts in Minneapolis, Minnesota shall have exclusive personal jurisdiction (and are deemed to be a convenient forum for each party) as to resolution of any dispute; except that either party may enforce an order issued by any such court in other jurisdictions.

          (c) EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER INCLUDING ANY DISPUTE BETWEEN THE HOLDER HEREOF AND THE HOLDER OF ANY SENIOR INDEBTEDNESS.


          IN WITNESS WHEREOF, the Company has executed and delivered this Note on July 12, 2004.



                                    STARCRAFT CORPORATION

                                    By:
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                                    Name:
                                           -------------------------------------
                                    Title:
                                            ------------------------------------